Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports fourth quarter and full-year 2019 financial results

•	Fourth quarter net sales of nearly $3.7 billion, approximately 1% higher than the prior year and up about 2% in constant currencies

•	Record fourth quarter reported earnings per diluted share from continuing operations of $1.23

•	Record adjusted fourth quarter earnings per diluted share from continuing operations of $1.31, up 14% year-over-year aided by strong operating margin improvement

•	Completed acquisition of Texstars; recently announced acquisition of ICR; fourth quarter share repurchases of $150 million

•	Record full-year operating cash flow of nearly $2.1 billion, approximately $600 million higher than the previous year

PPG today reported fourth quarter 2019 net sales of nearly $3.7 billion, up approximately 1% versus the prior year. Net sales in constant currencies grew about 2% year-over-year, aided by higher selling prices of almost 2%. Sales volumes declined nearly 3% versus the prior year. Unfavorable foreign currency translation impacted net sales by approximately 1%, or about $30 million, and acquisition-related sales, net of divestitures, added nearly 3% to net sales.

Fourth quarter 2019 reported net income from continuing operations was $295 million, or $1.23 per diluted share. Adjusted net income from continuing operations was $313 million, or $1.31 per diluted share. Fourth quarter 2018 reported net income from continuing operations was $256 million, or $1.07 per diluted share, and adjusted net income from continuing operations was $271 million, or $1.15 per diluted share. For the fourth quarter 2019, the effective and adjusted tax rates were both about 24%. For the fourth quarter 2018, the effective and adjusted tax rates were approximately 24% and 26% respectively. Reconciliations of the reported to adjusted figures are included below.

“For the second consecutive quarter, we delivered adjusted earnings per share growth of more than 10%, reflecting continuing improvement in our segment operating margins, which increased 160 basis points year-over-year,” said Michael H. McGarry, PPG chairman and chief executive officer. “We delivered this strong performance in spite of weakening global manufacturing activity that impacted many of our industrial end-use markets. As the quarter progressed, industrial demand began to stabilize in China, but remained challenged in Europe and the U.S.

“For the full year, we delivered adjusted earnings per diluted share growth of about 8%, excluding foreign currency translation, firmly within the 2019 earnings guidance we provided last January. I am pleased that we achieved our earnings target despite macroeconomic conditions that weakened throughout the year. This record performance, including strong adjusted earnings and cash flow growth, reflects our focus on delivering value-added products and services to our customers and our focus on operational excellence and working capital improvement.

“Strategically, we completed several acquisitions during the year including Whitford, Hemmelrath, Dexmet, and Texstars. Annualized revenue of the acquisitions we have announced since December 2018 is approximately $500 million, of which about $100 million is in the Asia-Pacific region. We are pleased to welcome these businesses, their customers and our new employees into the PPG family.

“Our 2019 cash flow from operations totaled approximately $2.1 billion, which is about $600 million higher than 2018 and an all-time record for any year. We also continued our legacy of returning cash to shareholders, with about $800 million returned in 2019 through share repurchases and dividends, including a per share dividend increase for the 48th consecutive year,” McGarry continued.

“As we start 2020, we expect organic growth in our Performance Coatings segment to continue as we supply various consumer-facing and aftermarkets where demand remains solid, although segment sales will be impacted due to lower production rates by an aerospace customer. With respect to our Industrial Coatings segment, we anticipate a return to volume growth in the second half of 2020. At the outset of this year, we are beginning to see a modest recovery in China industrial demand, but expect weak general industrial demand to continue in Europe and the U.S. We will continue to aggressively manage our businesses based on these forecasts. Given these expectations, our full-year 2020 financial guidance is as follows:

•	Sales growth of 1 to 3 percent in constant currencies, including recently announced acquisitions

•	Adjusted earnings per share growth of 4% to 9%, excluding currency translation impacts

“Our guidance range is broad reflecting the heightened level of uncertainty at this particular time. Embedded in our guidance is first quarter earnings per diluted share from continuing operations of $1.32 to $1.42.

“I am very pleased with our team’s ability to achieve record adjusted earnings per diluted share results in 2019, despite broad contraction in industrial demand in most parts of the world. We remain committed to investing in the development of innovative products and solutions for our customers while continuously improving our operational performance. We strongly believe this is a great formula for long-term shareholder value creation. We have an outstanding team and are well-positioned strategically and financially to continue our growth,” concluded McGarry.

Fourth Quarter 2019 Reportable Segment Financial Results

•
Performance Coatings segment fourth quarter net sales were nearly $2.2 billion, 2% higher than the previous year. Net sales in constant currencies were approximately $60 million higher - about a 3% increase. Higher selling prices contributed 2% to net sales. Segment volumes were relatively flat. Acquisition-related sales added approximately $20 million, or about 1% to net sales, driven by SEM, Dexmet, and Texstars. Unfavorable foreign currency translation lowered net sales by about $15 million, or less than 1%.

Aerospace coatings sales volumes grew by a high-single-digit percentage as a result of solid industry demand and continued strong customer adoption of PPG’s technology-advantaged products. Net sales, excluding the impact of currency and acquisitions (organic sales), for automotive refinish coatings were higher by a low-single-digit percentage as the unfavorable impact of customer inventory management in Europe was offset by increased selling prices. Aggregate protective and marine coatings sales volumes increased by a mid-single-digit percentage, with strong growth in marine coatings. Most major channels in the architectural coatings - Americas and Asia-Pacific business delivered favorable year-over-year net sales for the quarter, including U.S. company-owned same store sales. Architectural coatings - Europe, Middle

East and Africa (EMEA) organic sales decreased by a low-single-digit percentage, as lower sales volumes were partially offset by higher selling prices.

Segment income for the fourth quarter was $307 million, $46 million higher than the prior-year fourth quarter. Segment income was aided by higher selling prices and cost management, partially offset by general cost inflation.

•
Industrial Coatings segment fourth quarter net sales were about $1.5 billion, down $16 million, or 1%, versus the prior-year period. Higher selling prices were more than offset by a 6% sales volume decline. Acquisition-related sales were approximately $80 million, adding 5% to net sales, driven by Whitford and Hemmelrath. Unfavorable foreign currency translation lowered net sales by about $15 million, or about 1%.

Automotive original equipment manufacturer (OEM) coatings sales volumes decreased by a mid-single-digit percentage consistent with lower global automotive industry production rates, partly offset by higher selling prices. General industrial coatings net sales increased by a low-single-digit percentage versus the prior year as higher selling prices and acquisition-related sales were partially offset by lower sales volumes, reflecting weakness in global manufacturing activity. General industrial coatings sales volumes declined by at least a mid-single-digit percentage in each major region. Packaging coatings sales volumes decreased a mid-single-digit percentage year-over-year partially driven by continuing soft demand for canned food products.

Segment income for the fourth quarter was $203 million, up $16 million, or about 9%, year-over-year, including unfavorable foreign currency translation impacts of $2 million. Segment income benefited from improved selling prices, strong cost management, and acquisition-related income, partially offset by the impact of lower sales volumes and general cost inflation.

In addition, today the company reported:

•
Fourth quarter cost savings, related to restructuring initiatives, of slightly more than $20 million and about $85 million for the full-year 2019. The company expects incremental cost savings of at least $75 million in 2020, which is reflected in the earnings guidance.

•	Fourth quarter corporate expenses of about $65 million, including higher non-recurring employee benefit costs of about $5 million during the quarter.

•	The company’s global effective tax rate is expected to be in the range of 22% to 23% for the first quarter of 2020, and 22% to 24% for the full-year 2020.

Full-Year 2019 Financial Results

Full-year 2019 reported net sales from continuing operations were approximately $15.1 billion, down 1.5% versus the previous year, including net unfavorable foreign currency translation of about 3%, or approximately $400 million. Organic sales were down nearly 1% versus the prior year and acquisition-related sales added 2% to net sales. Full-year net sales were impacted by previously announced customer assortment changes that lowered sales volumes by nearly 1%, and the unfavorable impact of these changes anniversaried mid-year. Full-year 2019 reported net income from continuing operations was $1.2 billion, or $5.22 diluted share, versus $1.3 billion, or $5.40 per diluted share, in 2018. Full-year 2019 adjusted earnings per diluted share from continuing operations grew about 5% year-over-year to $6.22 compared with $5.92 in 2018, with growth of about 8% when excluding unfavorable foreign currency translation. The effective tax rate from continuing operations was about 24% for 2019, versus about 21% for 2018, and the adjusted effective tax rate from continuing operations was about 24% for 2019, versus about 22% for 2018. Reconciliations of the reported to adjusted figures are included below.

For full-year 2019, the company returned about $800 million to shareholders, including approximately $325 million of share repurchases and about $470 million in dividends. Capital expenditures totaled about $415 million. The company ended the year with approximately $5 billion of total debt, and about $1.3 billion of cash and short-term investments. The company had about $1.5 billion remaining on its current share repurchase authorization at year-end 2019.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.1 billion in 2019. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, Jan. 16. The company will hold a conference call to review its fourth quarter and full-year 2019 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10137492.  The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, Jan. 16, beginning at approximately 4:30 p.m. ET, through Jan. 30 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10137492. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, Jan. 16, 2020, through Jan. 14, 2021.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2018 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of January 16, 2020, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s performance is enhanced by the disclosure of net income from continuing operations, earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income from continuing operations, earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Fourth Quarter 2019		Fourth Quarter 2018
	$	EPS(b)	$	EPS(b)
Reported net income from continuing operations	$295	$1.23	$256	$1.07
Business restructuring-related costs, net(a)	14	0.06	(7)	(0.03)
Litigation matters, net	4	0.02	2	0.01
Gain from the sale of a non-operating asset	—	—	(20)	(0.08)
Environmental remediation charges and other costs	—	—	32	0.14
Acquisition-related costs	—	—	4	0.02
Brand rationalization charge	—	—	4	0.02
Adjusted net income from continuing operations, excluding certain items	$313	$1.31	$271	$1.15

	Full Year 2019		Full Year 2018
	$	EPS(b)	$	EPS(b)
Reported net income from continuing operations	$1,243	$5.22	$1,323	$5.40
Business restructuring-related costs, net(a)	168	0.71	53	0.21
Environmental remediation charges, net	47	0.20	58	0.24
Acquisition-related costs	13	0.05	4	0.02
Litigation matters, net	9	0.04	19	0.08
Gain from the sale of a non-operating asset	—	—	(20)	(0.08)
Net tax benefit for Tax Cuts and Jobs Act legislation	—	—	(13)	(0.05)
Costs related to customer assortment changes	—	—	14	0.05
Impairment of a non-manufacturing asset	—	—	7	0.03
Brand rationalization charge	—	—	4	0.02
Adjusted net income from continuing operations, excluding certain items(c)	$1,480	$6.22	$1,449	$5.92

	Fourth Quarter 2019			Fourth Quarter 2018
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$398	$95	23.9%	$342	$83	24.3%
Business restructuring-related costs, net(a)	19	5	27.1%	(5)	2	(44.5)%
Litigation matters, net	5	1	23.9%	3	1	24.3%
Gain from the sale of a non-operating asset	—	—	—%	(26)	(6)	24.3%
Environmental remediation charges and other costs	—	—	—%	43	11	24.3%
Acquisition-related costs	—	—	—%	6	2	25.5%
Brand rationalization charge	—	—	—%	6	2	26.8%
Adjusted effective tax rate, continuing operations, excluding certain items	$422	$101	23.9%	$369	$95	25.8%

	Full Year 2019			Full Year 2018
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$1,661	$392	23.6%	$1,693	$353	20.9%
Business restructuring-related costs, net(a)	222	54	24.4%	75	22	29.3%
Environmental remediation charges, net	61	14	23.0%	77	19	24.3%
Acquisition-related costs	17	4	23.5%	6	2	25.5%
Litigation matters, net	12	3	24.1%	24	5	24.3%
Gain from the sale of a non-operating asset	—	—	—%	(26)	(6)	24.3%
Net tax benefit for Tax Cuts and Jobs Act legislation	—	—	—%	—	13	N/A
Costs related to customer assortment changes	—	—	—%	18	4	24.3%
Impairment of a non-manufacturing asset	—	—	—%	9	2	24.3%
Brand rationalization charge	—	—	—%	6	2	26.8%
Adjusted effective tax rate, continuing operations, excluding certain items	$1,973	$467	23.7%	$1,882	$416	22.1%
(a) Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases to previously approved programs.
(b) Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(c) After-tax impact of foreign currency translation was $37 million, or $0.16 per diluted share for the year ended December 31, 2019.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net sales	$3,672	$3,645	$15,146	$15,374
Cost of sales, exclusive of depreciation and amortization	2,111	2,188	8,653	9,001
Selling, general and administrative	894	855	3,604	3,573
Research and development, net	109	105	432	441
Depreciation	99	87	375	354
Amortization	35	40	136	143
Interest expense	33	30	132	118
Interest income	(9)	(5)	(32)	(23)
Business restructuring, net	1	(5)	176	66
Other charges, net	1	8	9	8
Income before income taxes	$398	$342	$1,661	$1,693
Income tax expense	95	83	392	353
Income from continuing operations, net of tax	303	259	1,269	1,340
(Loss)/Income from discontinued operations, net of tax	(3)	2	—	18
Net income attributable to the controlling and noncontrolling interests	300	261	1,269	1,358
Less: Net income attributable to noncontrolling interests	(8)	(3)	(26)	(17)
Net income (attributable to PPG)	$292	$258	$1,243	$1,341

Amounts attributable to PPG:
Income from continuing operations, net of tax	$295	$256	$1,243	$1,323
(Loss)/Income from discontinued operations, net of tax	(3)	2	—	18
Net income (attributable to PPG)	$292	$258	$1,243	$1,341

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.24	$1.07	$5.25	$5.43
(Loss)/Income from discontinued operations, net of tax	(0.01)	0.01	—	0.07
Net income (attributable to PPG)	$1.23	$1.08	$5.25	$5.50

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.23	$1.07	$5.22	$5.40
(Loss)/Income from discontinued operations, net of tax	(0.01)	0.01	—	0.07
Net income (attributable to PPG)	$1.22	$1.08	$5.22	$5.47

Average shares outstanding	237.0	238.5	236.9	243.9

Average shares outstanding - assuming dilution	238.6	239.8	238.2	245.4

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	December 31	December 31
	2019	2018
Current assets:
Cash and cash equivalents	$1,216	$902
Short-term investments	57	61
Receivables, net	2,756	2,845
Inventories	1,710	1,783
Other current assets	431	370
Total current assets	$6,170	$5,961

Current liabilities:
Short-term debt and current portion of long-term debt	$513	$651
Accounts payable and accrued liabilities	3,496	3,623
Current portion of operating lease liabilities	170	—
Restructuring reserves	196	99
Total current liabilities	$4,375	$4,373

Long-term debt	$4,539	$4,365

PPG OPERATING METRICS (unaudited)
($ in millions)
	December 31	December 31
	2019	2018
Operating Working Capital (a)	$2,215	$2,224
As a percent of quarter sales, annualized	15.1%	15.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net sales
Performance Coatings	$2,183	$2,140	$9,034	$9,087
Industrial Coatings	1,489	1,505	6,112	6,287
Total	$3,672	$3,645	$15,146	$15,374

Segment income
Performance Coatings	$307	$261	$1,409	$1,300
Industrial Coatings	203	187	862	818
Total	$510	$448	$2,271	$2,118

Items not allocated to segments
Corporate	(64)	(54)	(197)	(146)
Legacy (Note A)	—	—	(1)	5
Interest expense, net of interest income	(24)	(25)	(100)	(95)
Business restructuring-related costs, net (Note B)	(19)	5	(222)	(75)
Litigation matters, net	(5)	(3)	(12)	(24)
Environmental remediation charges and other costs, net	—	(43)	(61)	(77)
Acquisition-related costs	—	(6)	(17)	(6)
Gain from the sale of a non-operating asset	—	26	—	26
Costs related to customer assortment changes	—	—	—	(18)
Impairment of a non-manufacturing asset	—	—	—	(9)
Brand rationalization charge	—	(6)	—	(6)
Income before income taxes	$398	$342	$1,661	$1,693

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and certain environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

Note B:
Included in business restructuring-related costs, net are business restructuring charges, accelerated depreciation of certain assets and other related costs, offset by releases related to previously approved programs.

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